Exhibit 99.1

Air Lease Corporation Announces Fourth Quarter and Fiscal Year 2024 Results
Los Angeles, California, February 13, 2025 — Air Lease Corporation (ALC) (NYSE: AL) announces financial results for the three months and year ended December 31, 2024.
“ALC generated record revenues in 2024, driven by our $5 billion in aircraft purchases from our orderbook, and $1.7 billion in aircraft sales. Looking forward, we expect lease rates and aircraft valuations to rise, supporting the value of our business. We remain optimistic about the ongoing benefits of these trends, given aircraft shortages are anticipated to persist for several years to come,” said John L. Plueger, Chief Executive Officer and President, and Steven F. Udvar-Házy, Executive Chairman of the Board.

Fourth Quarter and Fiscal Year 2024 Results
The following table summarizes our operating results for the three months and year ended December 31, 2024 and 2023 (in millions, except per share amounts and percentages):

Operating Results

	Three Months Ended December 31,				Year Ended December 31,
	2024	2023	$ change	% change	2024	2023	$ change	% change
Revenues	$712.9	$716.6	$(3.7)	(0.5)%	$2,733.7	$2,685.0	$48.7	1.8%
Operating expenses	(572.9)	(517.2)	(55.7)	10.8%	(2,200.4)	(1,998.4)	(202.0)	10.1%
(Write-off) of Russian fleet, net of recoveries	—	67.0	(67.0)	—	—	67.0	(67.0)	—
Income before taxes	140.0	266.4	(126.4)	(47.4)%	533.3	753.6	(220.3)	(29.2)%
Net income attributable to common stockholders	$92.5	$210.6	$(118.1)	(56.1)%	$372.1	$572.9	$(200.8)	(35.0)%
Diluted earnings per share	$0.83	$1.89	$(1.06)	(56.1)%	$3.33	$5.14	$(1.81)	(35.2)%
Adjusted net income before income taxes(1)	$150.4	$213.9	$(63.5)	(29.7)%	$574.2	$733.6	$(159.4)	(21.7)%
Adjusted diluted earnings per share before income taxes(1)	$1.34	$1.92	$(0.58)	(30.2)%	$5.13	$6.58	$(1.45)	(22.0)%

Key Financial Ratios

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Pre-tax margin	19.6%	37.2%	19.5%	28.1%
Adjusted pre-tax margin(1)	21.1%	29.8%	21.0%	27.3%
Pre-tax return on common equity (trailing twelve months)			7.4%	11.8%
Adjusted pre-tax return on common equity (trailing twelve months)(1)			8.9%	12.1%
——————————————————————
(1) Adjusted net income before income taxes, adjusted diluted earnings per share before income taxes, adjusted pre-tax margin and adjusted pre-tax return on common equity have been adjusted to exclude the effects of certain non-cash items, such as non-cash deemed dividends for redemption of preferred stock, and one-time or non-recurring items that are not expected to continue in the future, such as net write-offs and recoveries related to our former Russian fleet. See note 1 under the Consolidated Statements of Operations included in this earnings release for a discussion of the non-GAAP measures and a reconciliation to their most comparable GAAP financial measures.

Highlights
•During the fourth quarter, we took delivery of 18 aircraft from our orderbook, representing approximately $1.3 billion in aircraft investments, ending the period with 489 aircraft in our owned fleet and over $32 billion in total assets.
•Sold 14 aircraft during the fourth quarter for $544 million in sales proceeds.
•We have approximately $1.1 billion of aircraft in our sales pipeline1, which includes approximately $1.0 billion in flight equipment held for sale as of December 31, 2024 and $178 million of aircraft subject to letters of intent.
•We have placed 100% and 85% of our expected orderbook on long-term leases for aircraft delivering through the end of 2026 and 2027, respectively, and have placed approximately 62% of our entire orderbook delivering through 2029.
•We ended the quarter with $29.5 billion in committed minimum future rental payments consisting of $18.3 billion in contracted minimum rental payments on the aircraft in our existing fleet and $11.2 billion in minimum future rental payments related to aircraft which will deliver between 2025 through 2029.
•During the fourth quarter, we raised approximately $1.3 billion in committed debt financings, including a $966.5 million unsecured three-year term loan bearing interest at one-month Term SOFR plus a margin of 1.125% and ended the year with total liquidity of $8.1 billion.
•On February 11, 2025, our board of directors approved our quarterly cash dividend of $0.22 per share on our outstanding Class A common stock. This quarterly dividend of $0.22 per share will be paid on April 7, 2025 to holders of record of our Class A common stock as of March 18, 2025.

Financial Overview
Fourth Quarter 2024 vs. Fourth Quarter 2023
Our rental revenues for the three months ended December 31, 2024 decreased by approximately 1%, to $639 million, as compared to the three months ended December 31, 2023. Despite the continued growth of our fleet, our rental revenues decreased, primarily due to lower end of lease revenue of approximately $54 million as compared to the prior period, due to fewer aircraft returns during the three months ended December 31, 2024.

Our aircraft sales, trading and other revenues for the three months ended December 31, 2024 increased by 2%, to $74 million, as compared to the three months ended December 31, 2023, primarily driven by an increase in gains from aircraft sales. We recorded $65 million in gains from the sale of 14 aircraft for the three months ended December 31, 2024, compared to $54 million in gains from the sale of eight aircraft for the three months ended December 31, 2023.

Our net income attributable to common stockholders for the three months ended December 31, 2024 was $93 million, or $0.83 per diluted share, as compared to $211 million, or $1.89 per diluted share, for the three months ended December 31, 2023. Net income attributable to common stockholders decreased primarily due to higher interest expense driven by the increase in our composite cost of funds and overall outstanding debt balance. In addition, in the fourth quarter of 2023, we recognized a net benefit of approximately $67 million for the three months ended December 31, 2023 for the settlement of insurance claims under S7’s insurance policies related to four aircraft in our owned fleet and our equity interest in certain aircraft in our managed fleet that were previously on lease to S7.

Adjusted net income before income taxes during the three months ended December 31, 2024 was $150 million, or $1.34 per adjusted diluted share, as compared to $214 million, or $1.92 per adjusted diluted share, for the three months ended December 31, 2023. Adjusted net income before income taxes decreased primarily due to higher interest expense, driven by the increase in our composite cost of funds and overall outstanding debt balance.

Full Year 2024 vs. Full Year 2023
Our rental revenues for the year ended December 31, 2024 increased by 0.4%, to $2.5 billion, as compared to the year ended December 31, 2023. The increase in our rental revenues is primarily due to the growth of our fleet, offset by a decrease in end of lease revenue of approximately $100 million as compared to the prior period, due to fewer aircraft returns during the year ended December 31, 2024, as well as a slight decrease in our lease yields due to the sales of older aircraft with higher lease yields and the purchases of new aircraft with lower initial lease yields.

1 Aircraft in our sales pipeline is as of December 31, 2024, and includes letters of intent and sale agreements signed through February 13, 2025.

Our aircraft sales, trading and other revenues for the year ended December 31, 2024 increased by 18%, to $246 million, as compared to the year ended December 31, 2023 primarily driven by an increase in gains from aircraft sales. We recorded $170 million in gains from the sale of 39 aircraft for the year ended December 31, 2024, compared to $146 million in gains from the sale of 25 aircraft for the year ended December 31, 2023.

Our net income attributable to common stockholders for the year ended December 31, 2024, was $372 million, or $3.33 per diluted share, as compared to $573 million, or $5.14 per diluted share, for the year ended December 31, 2023. Our net income attributable to common stockholders decreased from the prior year period primarily due to higher interest expense, driven by the increase in our composite cost of funds and overall outstanding debt balance, partially offset by the increase in revenue as discussed above. In addition, we recognized a net benefit of approximately $67 million for the year ended December 31, 2023, for the settlement of insurance claims under S7’s insurance policies related to four aircraft in our owned fleet and our equity interest in certain aircraft in our managed fleet that were previously on lease to S7.

Adjusted net income before income taxes during the year ended December 31, 2024, was $574 million, or $5.13 per adjusted diluted share, as compared to $734 million, or $6.58 per adjusted diluted share, for the year ended December 31, 2023. Adjusted net income before income taxes decreased primarily due to higher interest expense, driven by the increase in our composite cost of funds and overall outstanding debt balance, partially offset by the increase in revenue as discussed above.

Flight Equipment Portfolio
As of December 31, 2024, the net book value of our fleet increased to $28.2 billion, compared to $26.2 billion as of December 31, 2023. As of December 31, 2024, we owned 489 aircraft in our aircraft portfolio, comprised of 355 narrowbody aircraft and 134 widebody aircraft, and we managed 60 aircraft. The weighted average fleet age and weighted average remaining lease term of flight equipment subject to operating lease as of December 31, 2024 was 4.6 years and 7.2 years, respectively. We had a globally diversified customer base comprised of 116 airlines in 58 countries as of December 31, 2024.

The following table summarizes the key portfolio metrics of our fleet as of December 31, 2024 and 2023:

	December 31, 2024		December 31, 2023
Net book value of flight equipment subject to operating lease	$28.2	billion	$26.2	billion
Weighted-average fleet age(1)	4.6 years		4.6 years
Weighted-average remaining lease term(1)	7.2 years		7.0 years

Owned fleet(2)	489		463
Managed fleet	60		78
Aircraft on order	269		334
Total	818		875

Current fleet contracted rentals	$18.3	billion	$16.4	billion
Committed fleet rentals	$11.2	billion	$14.6	billion
Total committed rentals	$29.5	billion	$31.0	billion

(1) Weighted-average fleet age and remaining lease term calculated based on net book value of our flight equipment subject to operating lease.
(2) As of December 31, 2024 and 2023, our owned fleet count included 30 and 14 aircraft classified as flight equipment held for sale, respectively, and 15 and 12 aircraft classified as net investments in sales-type leases, respectively, which are all included in Other assets on the Consolidated Balance Sheet.

The following table details the regional concentration of our flight equipment subject to operating leases:

	December 31, 2024	December 31, 2023
Region	% of Net Book Value	% of Net Book Value
Europe	41.4%	37.7%
Asia Pacific	35.8%	39.8%
Central America, South America, and Mexico	9.5%	9.0%
The Middle East and Africa	7.0%	7.9%
U.S. and Canada	6.3%	5.6%
Total	100.0%	100.0%

The following table details the composition of our owned fleet by aircraft type:

	December 31, 2024		December 31, 2023
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A220-100	7	1.4%	2	0.4%
Airbus A220-300	22	4.5%	13	2.8%
Airbus A319-100	—	—%	1	0.2%
Airbus A320-200	23	4.7%	28	6.0%
Airbus A320-200neo	23	4.7%	25	5.4%
Airbus A321-200	19	3.9%	23	5.0%
Airbus A321-200neo	108	22.1%	95	20.6%
Airbus A330-200(1)	13	2.7%	13	2.8%
Airbus A330-300	5	1.0%	5	1.1%
Airbus A330-900neo	28	5.7%	23	5.0%
Airbus A350-900	17	3.5%	14	3.0%
Airbus A350-1000	8	1.6%	7	1.5%
Boeing 737-700	2	0.4%	3	0.6%
Boeing 737-800	61	12.5%	73	15.8%
Boeing 737-8 MAX	59	12.1%	52	11.2%
Boeing 737-9 MAX	30	6.1%	29	6.3%
Boeing 777-200ER	1	0.2%	1	0.2%
Boeing 777-300ER	24	4.9%	24	5.2%
Boeing 787-9	26	5.3%	25	5.4%
Boeing 787-10	12	2.5%	6	1.3%
Embraer E190	1	0.2%	1	0.2%
Total(2)	489	100.0%	463	100.0%

(1) As of December 31, 2024 and 2023, aircraft count includes two Airbus A330-200 aircraft classified as freighters.
(2) As of December 31, 2024 and 2023, our owned fleet count included 30 and 14 aircraft classified as flight equipment held for sale, respectively, and 15 and 12 aircraft classified as net investments in sales-type leases, respectively, which are all included in Other assets on the Consolidated Balance Sheet.

Debt Financing Activities
We ended the fourth quarter of 2024 with total debt financing, net of discounts and issuance costs, of $20.2 billion. As of December 31, 2024, 79.0% of our total debt financing was at a fixed rate and 97.3% was unsecured. As of December 31, 2024, our composite cost of funds was 4.14%. We ended the quarter with total liquidity of $8.1 billion.

As of the end of the periods presented, our debt portfolio was comprised of the following components (dollars in millions, except percentages):

	December 31, 2024	December 31, 2023
Unsecured
Senior unsecured securities	$16,047	$16,330
Term financings	3,629	1,628
Revolving credit facility	170	1,100
Total unsecured debt financing	19,846	19,058
Secured
Term financings	354	101
Export credit financing	190	205
Total secured debt financing	544	306

Total debt financing	20,390	19,364
Less: Debt discounts and issuance costs	(180)	(181)
Debt financing, net of discounts and issuance costs	$20,210	$19,183
Selected interest rates and ratios:
Composite interest rate(1)	4.14%	3.77%
Composite interest rate on fixed-rate debt(1)	3.74%	3.26%
Percentage of total debt at a fixed-rate	79.00%	84.71%

(1) This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call
In connection with this earnings release, Air Lease Corporation will host a conference call on February 13, 2025 at 4:30 PM Eastern Time to discuss the Company's financial results for the fourth quarter of 2024.
Investors can participate in the conference call by dialing 1 (800) 715-9871 domestic or 1 (646) 307-1963 international. The passcode for the call is 7572001.
The conference call will also be broadcast live through a link on the Investors page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investors page of the Air Lease Corporation website.
For your convenience, the conference call can be replayed in its entirety beginning on February 13, 2025 until 11:59 PM ET on February 20, 2025. If you wish to listen to the replay of this conference call, please dial 1 (800) 770-2030 domestic or 1 (647) 362-9199 international and enter passcode 7572001.
About Air Lease Corporation (NYSE: AL)
Air Lease Corporation is a leading global aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. Air Lease Corporation and its team of dedicated and experienced professionals are principally engaged in purchasing new commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. Air Lease Corporation routinely posts information that may be important to investors in the “Investors” section of its website at www.airleasecorp.com. Investors and potential investors are encouraged to consult Air Lease Corporation’s website regularly for important information. The information contained on, or that may be accessed through, Air Lease Corporation’s website is not incorporated by reference into, and is not a part of, this press release.

Contact

Investors:
Jason Arnold Vice President, Investor Relations Email: investors@airleasecorp.com

Media:
Laura Woeste Senior Manager, Media and Investor Relations Email: press@airleasecorp.com

Ashley Arnold Senior Manager, Media and Investor Relations Email: press@airleasecorp.com

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this press release and include statements regarding, among other matters, our future aircraft deliveries and rental revenues, which may be impacted by aircraft and engine delivery delays and manufacturing flaws, our aircraft sales pipeline and expectations, and payment of our future dividends. Words such as “can,” “could,” “may,” “predicts,” “potential,” “will,” “projects,” “continuing,” “ongoing,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and “should,” and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors that may cause our actual results, performance or achievements, or industry results to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others:

•our inability to obtain additional capital on favorable terms, or at all, to acquire aircraft, service our debt obligations and refinance maturing debt obligations;
•increases in our cost of borrowing, decreases in our credit ratings, or changes in interest rates;
•our inability to generate sufficient returns on our aircraft investments through strategic aircraft acquisitions and profitable leasing;
•the failure of an aircraft or engine manufacturer to meet its contractual obligations to us, including or as a result of labor strikes, aviation supply chain constraints, manufacturing flaws or technical or other difficulties with aircraft or engines before or after delivery;
•our ability to recover losses related to aircraft detained in Russia, including through insurance claims and related litigation;
•obsolescence of, or changes in overall demand for, our aircraft;
•changes in the value of, and lease rates for, our aircraft, including as a result of aircraft oversupply, manufacturer production levels, our lessees’ failure to maintain our aircraft, inflation, and other factors outside of our control;
•impaired financial condition and liquidity of our lessees, including due to lessee defaults and reorganizations, bankruptcies or similar proceedings;
•increased competition from other aircraft lessors;
•the failure by our lessees to adequately insure our aircraft or fulfill their contractual indemnity obligations to us, or the failure of such insurers to fulfill their contractual obligations;
•increased tariffs and other restrictions on trade;
•changes in the regulatory environment, including changes in tax laws and environmental regulations;
•other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and
•any additional factors discussed under “Part I — Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2024, and other Securities and Exchange Commission (“SEC”) filings, including future SEC filings.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not intend and undertake no obligation to update any forward-looking information to reflect actual results or events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

Air Lease Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	December 31, 2024	December 31, 2023
	(unaudited)
Assets
Cash and cash equivalents	$472,554	$460,870
Restricted cash	3,550	3,622
Flight equipment subject to operating leases	34,168,919	31,787,241
Less accumulated depreciation	(5,998,453)	(5,556,033)
	28,170,466	26,231,208
Deposits on flight equipment purchases	761,438	1,203,068
Other assets	2,869,888	2,553,484
Total assets	$32,277,896	$30,452,252
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$1,272,984	$1,164,140
Debt financing, net of discounts and issuance costs	20,209,985	19,182,657
Security deposits and maintenance reserves on flight equipment leases	1,805,338	1,519,719
Rentals received in advance	136,566	143,861
Deferred tax liability	1,320,397	1,281,837
Total liabilities	$24,745,270	$23,292,214
Shareholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized at each of December 31, 2024 and December 31, 2023; 900,000 (aggregate liquidation preference of $900,000) shares issued and outstanding at December 31, 2024; 10,600,000 (aggregate liquidation preference of $850,000) shares issued and outstanding at December 31, 2023	$9	$106
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 111,376,884 and 111,027,252 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	1,114	1,110
Class B Non-Voting common stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	—	—
Paid-in capital	3,364,712	3,287,234
Retained earnings	4,147,218	3,869,813
Accumulated other comprehensive income	19,573	1,775
Total shareholders’ equity	$7,532,626	$7,160,038
Total liabilities and shareholders’ equity	$32,277,896	$30,452,252

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(unaudited)
Revenues
Rental of flight equipment	$638,941	$644,074	$2,487,955	$2,477,607
Aircraft sales, trading and other	73,954	72,494	245,702	207,370
Total revenues	712,895	716,568	2,733,657	2,684,977

Expenses
Interest	207,305	169,355	781,996	654,910
Amortization of debt discounts and issuance costs	14,051	13,639	54,823	54,053
Interest expense	221,356	182,994	836,819	708,963

Depreciation of flight equipment	294,387	273,113	1,143,761	1,068,772
Write-off of Russian fleet, net of (recoveries)	—	(67,022)	—	(67,022)
Selling, general and administrative	48,340	49,798	185,933	186,015
Stock-based compensation expense	8,856	11,285	33,887	34,615
Total expenses	572,939	450,168	2,200,400	1,931,343
Income before taxes	139,956	266,400	533,257	753,634
Income tax expense	(27,035)	(45,349)	(105,553)	(139,012)
Net income	$112,921	$221,051	$427,704	$614,622
Preferred stock dividends	(20,373)	(10,425)	(55,631)	(41,700)
Net income attributable to common stockholders	$92,548	$210,626	$372,073	$572,922

Earnings per share of common stock:
Basic	$0.83	$1.90	$3.34	$5.16
Diluted	$0.83	$1.89	$3.33	$5.14
Weighted-average shares of common stock outstanding
Basic	111,376,884	111,027,252	111,325,481	111,005,088
Diluted	111,901,756	111,410,767	111,869,386	111,438,589

Other financial data
Pre-tax margin	19.6%	37.2%	19.5%	28.1%
Pre-tax return on common equity (trailing twelve months)	7.4%	11.8%	7.4%	11.8%
Adjusted net income before income taxes(1)	$150,359	$213,877	$574,205	$733,580
Adjusted diluted earnings per share before income taxes(1)	$1.34	$1.92	$5.13	$6.58
Adjusted pre-tax margin(1)	21.1%	29.8%	21.0%	27.3%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	8.9%	12.1%	8.9%	12.1%
(1)Adjusted net income before income taxes (defined as net income attributable to common stockholders excluding the effects of certain non-cash items, such as non-cash deemed dividends upon redemption of our Series A preferred stock, one-time or non-recurring items that are not expected to continue in the future, such as net write-offs and recoveries related to our former Russian fleet, and certain other items, adjusted pre-tax margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding) and adjusted pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common shareholders' equity) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income attributable to common stockholders, pre-tax margin, earnings per share, diluted earnings per share and pre-tax return on common equity, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity are

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following table shows the reconciliation of the numerator for adjusted pre-tax margin (in thousands, except percentages):

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax margin (net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$92,548	$210,626	$372,073	$572,922
Amortization of debt discounts and issuance costs	14,051	13,639	54,823	54,053
Write-off of Russian fleet, net of (recoveries)	—	(67,022)	—	(67,022)
Stock-based compensation expense	8,856	11,285	33,887	34,615
Income tax expense/(benefit)	27,035	45,349	105,553	139,012
Deemed dividend adjustment(a)	7,869	—	7,869	—
Adjusted net income before income taxes	$150,359	$213,877	$574,205	$733,580

Denominator for adjusted pre-tax margin:
Total revenues	$712,895	$716,568	$2,733,657	$2,684,977
Adjusted pre-tax margin(b)	21.1%	29.8%	21.0%	27.3%

(a) This adjustment consists of a deemed dividend related to the redemption of our Series A preferred stock. The deemed dividend relates to initial costs related to the issuance of our Series A Preferred Stock.
(b) Adjusted pre-tax margin is adjusted net income before income taxes divided by total revenues

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of the numerator for adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(unaudited)
Reconciliation of the numerator for adjusted diluted earnings per share (net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$92,548	$210,626	$372,073	$572,922
Amortization of debt discounts and issuance costs	14,051	13,639	54,823	54,053
Write-off of Russian fleet, net of (recoveries)	—	(67,022)	—	(67,022)
Stock-based compensation expense	8,856	11,285	33,887	34,615
Income tax expense/(benefit)	27,035	45,349	105,553	139,012
Deemed dividend adjustment	7,869	—	7,869	—
Adjusted net income before income taxes	$150,359	$213,877	$574,205	$733,580

Denominator for adjusted diluted earnings per share:
Weighted-average diluted common shares outstanding	111,901,756	111,410,767	111,869,386	111,438,589
Adjusted diluted earnings per share before income taxes(c)	$1.34	$1.92	$5.13	$6.58

(c) Adjusted diluted earnings per share before income taxes is adjusted net income before income taxes divided by weighted-average diluted common shares outstanding
The following table shows the reconciliation of pre-tax return on common equity to adjusted pre-tax return on common equity (in thousands, except percentages):

	Trailing Twelve Months Ended December 31,
	2024	2023
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax return on common equity (net income/(loss) attributable to common stockholders to adjusted net income before income taxes):
Net income/(loss) attributable to common stockholders	$372,073	$572,922
Amortization of debt discounts and issuance costs	54,823	54,053
Write-off of Russian fleet, net of (recoveries)	—	(67,022)
Stock-based compensation expense	33,887	34,615
Income tax expense	105,553	139,012
Deemed dividend adjustment	7,869	—
Adjusted net income before income taxes	$574,205	$733,580

Reconciliation of denominator for pre-tax return on common equity to adjusted pre-tax return on common equity:
Common shareholders' equity as of beginning of the period	$6,310,038	$5,796,363
Common shareholders' equity as of end of the period	$6,632,626	$6,310,038
Average common shareholders' equity	$6,471,332	$6,053,201

Adjusted pre-tax return on common equity(d)	8.9%	12.1%

(d) Adjusted pre-tax return on common equity is adjusted net income before income taxes divided by average common shareholders’ equity

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2024	2023
	(unaudited)
Operating Activities
Net income	$427,704	$614,622
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	1,143,761	1,068,772
Write-off of Russian fleet, net of (recoveries)	—	(67,022)
Stock-based compensation expense	33,887	34,615
Deferred taxes	63,021	133,358
Amortization of prepaid lease costs	101,800	75,389
Amortization of discounts and debt issuance costs	54,823	54,053
Gain on aircraft sales, trading and other activity	(228,466)	(226,945)
Changes in operating assets and liabilities:
Other assets	12,521	48,310
Accrued interest and other payables	75,172	13,333
Rentals received in advance	(7,204)	(1,605)
Net cash provided by operating activities	1,677,019	1,746,880
Investing Activities
Acquisition of flight equipment	(3,727,416)	(3,789,113)
Payments for deposits on flight equipment purchases	(446,343)	(433,452)
Proceeds from aircraft sales, trading and other activity	1,524,711	1,684,814
Proceeds from settlement of insurance claim	—	64,714
Acquisition of aircraft furnishings, equipment and other assets	(387,255)	(305,346)
Net cash used in investing activities	(3,036,303)	(2,778,383)
Financing Activities
Net proceeds from preferred stock issuance	295,012	—
Redemption of preferred stock	(250,000)	—
Cash dividends paid on Class A common stock	(93,481)	(88,792)
Cash dividends paid on preferred stock	(47,762)	(41,700)
Tax withholdings on stock-based compensation	(9,387)	(3,354)
Net change in unsecured revolving facility	(930,000)	80,000
Proceeds from debt financings	5,201,695	2,993,732
Payments in reduction of debt financings	(3,210,028)	(2,593,338)
Debt issuance costs	(10,277)	(13,052)
Security deposits and maintenance reserve receipts	452,022	398,345
Security deposits and maintenance reserve disbursements	(26,898)	(15,863)
Net cash provided by financing activities	1,370,896	715,978
Net increase/(decrease) in cash	11,612	(315,525)
Cash, cash equivalents and restricted cash at beginning of period	464,492	780,017
Cash, cash equivalents and restricted cash at end of period	$476,104	$464,492
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $42,390 and $43,093 at December 31, 2024 and 2023, respectively	$794,330	$693,826
Cash paid for income taxes	$57,433	$7,801
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment and other assets	$1,192,974	$827,377
Flight equipment subject to operating leases reclassified to flight equipment held for sale	$1,821,084	$1,730,212
Transfer of flight equipment to investment in sales-type lease	$106,043	$66,907
Cash dividends declared on Class A common stock, not yet paid	$24,503	$23,316